Exhibit 10.1

AMENDED AND RESTATED

CHART INDUSTRIES, INC.

VOLUNTARY DEFERRED INCOME PLAN

WHEREAS, Chart Industries, Inc. (the “Company”) heretofore adopted the Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the Company heretofore amended the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company now wishes to amend the Plan to add provisions to “restore” certain benefits that could not be made under the Company’s qualified savings plan(s) due to statutory limitations;

NOW, THEREFORE, effective July 1, 2010, the Plan is amended and restated to revise the eligibility requirements of the Plan and to provide for certain specified Company contributions.

SECTION 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Company.

2.2	“Affiliate” means any corporation or business organization during any period during which it would be treated, together with the Company, as a single employer for purposes of Section 414(b) or (c) of the Code.

2.3	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 13.

2.4	“Board” means the board of directors of the Company.

2.5	“Change in Control” means a “change in ownership of the Company” or a “change in effective control of the Company” (within the meaning of Section 409A of the Code).

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company” means Chart Industries, Inc.

2.8	“Compensation” means the total salary, bonuses and commissions, paid or due to be actually paid by the Company to a Participant for a Plan Year, including any amounts deferred under Section 4.

2.9	“Disability” means the inability of a Participant to engage in any substantial gainful activity or the Participant’s receipt of income replacement benefits for at least three (3) months under an accident and health plan of the Company, in either case, due to a medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of not less than twelve (12) months.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11	“Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.

2.12	“Plan” means the Chart Industries, Inc. Voluntary Deferred Income Plan, as set forth herein and as amended from time to time.

2.13	“Plan Year” means the calendar year.

2.14	“Retirement Age” means the date a Participant attains age 65.

2.15	“Savings Plan” means the Chart Industries, Inc. 401(k) Investment and Savings Plan and any other Plan maintained by the Company or any Affiliate that is intended to include a qualified cash or deferred arrangement under Section 401(k) of the Code.

2.16	“Separation from Service” means the separation from service of a Participant from the Company and all Affiliates for any reason, which includes:

(i)	a voluntary resignation;

(ii)	involuntary discharge for any reason, with or without cause;

(iii)	retirement at or after Retirement Age;

(iv)	death;

(v)	a leave of absence (including military leave, sick leave or other bona fide leave of absence) but only at the point that such leave exceeds the greater of (i) six months, or (ii) the period for which the Participant’s right to reemployment is guaranteed either by statute or by contract; or

(vi)	a permanent decrease in the Participant’s service to a level that is no more than twenty percent (20%) of its prior level.

In determining whether a Separation from Service has occurred, this definition shall be interpreted in accordance with regulations under Section 409A of the Code describing a “separation from service,” including, without limitation, whether it is reasonably anticipated that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months).

The transfer of a Participant from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a Separation from Service for purposes of this Plan. In addition, without limiting the generality of the foregoing, in determining Affiliates for purposes of applying this definition of Separation from Service, the usual “at least 80%” standard in Code Section 1563(a)(1), (2) and (3) shall read “at least 50%” (or, where the Compensation Committee has determined that there is a good business reason for such lower limit, “at least 20%”) for purposes of construing Code Section 414(b) and 414(c).

2.17	“Year of Service” shall have the same meaning as under the Chart Industries Inc. 401(k) Investment and Savings Plan.

SECTION 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which management employees and highly compensated employees of the Company and its Affiliates incorporated in the United States shall be eligible to participate in the Plan from time to time, the eligibility waiting period and such other conditions as may be applicable from time to time. As of (i) July 1, 2010 for purposes of Section 6(a) of the Plan and (ii) January 1, 2011 for purposes of Sections 4 and 6(b) of the Plan, eligible employees shall include each employee whose base salary, commission and bonus actually paid or projected to be paid in the Plan Year prior to the Plan Year to which a deferral election applies exceeds the compensation limit for such prior Plan Year under Section 401(a)(17) of the Code. Notwithstanding the foregoing, any Participant who was actively participating in the Plan on June 30, 2010, shall continue to be eligible to participate in the Plan.

SECTION 4. ELECTION TO DEFER COMPENSATION

(a)	A Participant may elect to defer a specified percentage of his or her Compensation (from one percent (1%) to one hundred percent (100%)) for a Plan Year.

(b)

Such election shall be made by filing an election form with the Administrator in such manner as the Administrator shall prescribe on or prior to June 30 (or such other date permitted under Section 409A of the Code that the Administrator may specify) of the preceding Plan Year. Any election so made shall not be binding for any subsequent Plan Year, and thus a new election must be filed on or before June 30 (or such other date permitted under Section 409A of the Code that the Administrator may specify) of the immediately preceding Plan Year for any subsequent Plan Year. Notwithstanding the foregoing, the Administrator may determine in its sole discretion that, subject to the provisions of Section 409A of the Code, an eligible employee who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation to be earned after the date of the election) within thirty (30) days of becoming eligible.

(c)	At the time a Participant completes his deferral election for a Plan Year, he shall elect to have his deferrals for the Plan Year credited to a Retirement Account or an In-Service Withdrawal Account.

(d)	A Participant’s election to defer Compensation shall become irrevocable as of the last permissible date for making such deferrals without adverse tax consequences under Section 409A of the Code. Notwithstanding the foregoing, if a Participant receives a distribution from the Plan due to an Unforeseeable Emergency, any existing deferral elections made under Section 4 shall be cancelled. Any future deferral election made under Section 4 shall apply only to Compensation that would otherwise be payable at least six (6) months after receipt of such distribution. If required by the terms of the Savings Plan, if a Participant receives a hardship distribution under the Savings Plan, he shall have any existing deferral elections made under Section 4 cancelled. Any future deferral election made under Section 4 shall apply only to Compensation that would otherwise be payable at least six (6) months after receipt of such distribution.

SECTION 5. ACCOUNTS

There shall be established on the Company’s books for each Participant the following separate Accounts, as applicable:

(a)	a “Retirement Account” to which shall be credited: (i) any Compensation deferred by the Participant under the Plan which the Participant has not designated as an “In-Service Withdrawal”; (ii) Profit Sharing Contributions made under Section 6(a); and (iii) Matching Contributions made under Section 6(b), as well as the hypothetical investment experience attributable to any such contributions; and

(b)	if the Participant elects under Section 4 to designate some portion or all of his deferrals for a Plan Year as an “In-Service Withdrawal,” an In-Service Withdrawal Account to which shall be credited the deferrals so designated and the hypothetical investment experience attributable thereto.

The Company shall maintain such subaccounts within a Participant’s Retirement Account and In-Service Withdrawal Account as are necessary to properly account for the various amounts credited thereto.

The Accounts established under this Article 5 shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. Any liability of the Company to any Participant, former Participant or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Except as provided in Section 15.2, nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

SECTION 6. COMPANY CONTRIBUTIONS

(a)	For each Plan Year ending after July 1, 2010, the Company shall allocate to the Profit Sharing Account of each Participant:

(i)	an amount equal to the percentage of such Participant’s Compensation for the Plan Year that is specified as a profit sharing contribution under the Savings Plan, but only with respect to Compensation that is in excess of the compensation limit under Section 401(a)(17) of the Code for such Plan Year, taking into account only compensation earned on or after July 1, 2010 for the 2010 Plan Year; and

(ii)	an amount equal to the percentage determined under (a)(i) above with respect to such Participant applied to Compensation that is not taken into account under the Savings Plan, but that would have been taken into account under the Savings Plan if there had been no deferral election under this Plan; and

(iii)	any such other amounts as the Company may determine in its discretion from time to time.

Notwithstanding the foregoing, the Company, by action of the Compensation Committee of the Board prior to the end of a Plan Year, may change or eliminate profit sharing contributions to the Plan.

(b)	For each Plan Year beginning on and after January 1, 2011, the Company shall allocate to the Matching Contribution Account of each Participant making deferrals for such Plan Year the following amounts:

(i)	an amount equal to the same percentage applied to such Participant’s Compensation for the Plan Year as is specified under the Savings Plan as a matching contribution for such Participant for such Plan Year, reduced by the percentage of his compensation that could have been taken into account under the Savings Plan for the Plan Year (whether or not he is participating in the Savings Plan); and

(ii)	an amount equal to the percentage determined under (b)(i) above with respect to such Participant applied to Compensation that is not taken into account under the Savings Plan, but that would have been taken into account under the Savings Plan if there had been no deferral election under this Plan.

Notwithstanding the foregoing, the Company, by action of the Compensation Committee of the Board prior to the end of a Plan Year, may increase, decrease or eliminate matching contributions to the Plan.

SECTION 7. ADJUSTMENTS TO ACCOUNTS

Each Participant’s Account(s) shall be reduced by the amount of any distributions to the Participant from the applicable Account, and by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Pursuant to procedures established by the Administrator, each Participant’s Account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be elected by the Participant pursuant to Section 8.

SECTION 8. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s Account(s), each Participant’s Account(s) shall be deemed invested in the investment options selected by the Participant from time to time from those designated by the Administrator as available under the Plan in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 9. VESTED STATUS

Subject to the provisions of Section 18, and except as otherwise provided below, if a Participant incurs a Separation from Service for any reason on or after his Retirement Age, or prior to that date as a result of the Participant’s Disability or death, such Participant shall have a fully nonforfeitable (vested) right to the fair market value of the Participant’s Account(s). If a Participant incurs a Separation from Service for any other reason, such Participant shall be entitled to receive the vested value of his or her Account(s). For this purpose, each Participant shall at all times have a fully vested right to his or her Account(s) derived from any Compensation deferred pursuant to Section 4. With respect to any Company contributions made on the Participant’s behalf pursuant to Section 6, the Participant shall have a vested right to a percentage of the fair market value of such portion of each applicable Account as follows:

Years of Service	Vested Percentage

Less than 1 year	0%

1 year but less than 2 years	20%

2 years but less than 3 years	40%

3 years but less than 4 years	60%

4 years but less than 5 years	80%

5 years or more	100%

The nonvested portion of a Participant’s account, as determined above, shall be forfeited as of the Participant’s Separation from Service, and may be used to reduce Company contributions under Section 6 and to pay Plan administrative expenses.

Notwithstanding the foregoing, a Participant’s Account(s) shall become fully vested upon a Change in Control.

SECTION 10. TIME AND MANNER OF DISTRIBUTION

Each Participant shall elect at the time of his or her initial deferral election, either of the following modes of distribution for his vested Retirement Account:

(a)	a single lump sum payment; or

(b)	annual installments over a period of up to ten (10) years, the amount of each installment to equal the balance of the Participant’s vested Retirement Account immediately prior to the installment divided by the number of installments remaining to be paid. Each subsequent installment shall be made on the first day of the calendar month following the one (1) year anniversary of the prior payment.

After his initial deferral election, a Participant may subsequently elect one time to change the time and/or form of distribution of his Retirement Account, subject in either case to the following conditions: (i) any such election must be made at least twelve (12) months before the date payment would otherwise have been made or commenced; (ii) the election may not take effect until twelve (12) months after the date on which the election is made; and (iii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commenced. For purposes of this rule, each annual installment payment shall be treated as a separate payment. Distribution of a Participant’s vested Retirement Account shall be made or commence six (6) months following the date on which the Participant incurs a Separation from Service with the Company, or if later, the applicable date specified in the first sentence of this paragraph.

If no distribution election is made, the Participant’s vested Retirement Account shall be distributed in the form of a single lump-sum payment.

Each In-Service Withdrawal Account established for a Participant under Section 5 shall be distributed in a lump-sum cash payment as of the date selected by the Participant on the election form used to establish such In-Service Withdrawal Account, which date must be at least twenty-four (24) months after the date that the election is made. Notwithstanding the foregoing, a Participant may subsequently elect one time to delay the date on which distribution of an In-Service Withdrawal Account is to be made, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the In-Service Withdrawal Account would otherwise have been paid, (ii) the election may not take effect until twelve (12) months after the date on which the election is made; and (iii) payment must be deferred for a period of at least five (5) years from the date on which payment was initially scheduled to have been made.

Notwithstanding the foregoing, all of a Participant’s vested Account(s) shall be distributed, in the form of a single sum payment, within ninety (90) days following a Change in Control.

SECTION 11. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), elect to receive a distribution from the Plan in an amount not to exceed the lesser of: (i) the fair market value of the Participant’s vested Account(s); and (ii) the amount necessary to satisfy the unforeseeable emergency, including applicable Federal and state taxes due on the distribution.

SECTION 12. DEATH AND DISABILITY BENEFITS

In the event of the death or Disability of a Participant while in the employ of the Company or an Affiliate, vesting in the Participant’s Account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 9, with the fair market value of the Participant’s Account(s) being distributed to the Participant or the Participant’s Beneficiary, as appropriate, in a single lump sum payment, within ninety (90) days following the Participant’s death or Disability.

If a Participant dies after distribution has commenced under the Plan, distribution shall be made to the Participant’s Beneficiary in a single lump sum payment within 90 days following the date of death.

SECTION 13. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s surviving children or, if none to the Participant’s estate.

SECTION 14. PLAN ADMINISTRATION

14.1	Administration. The Plan shall be administered by the Company. The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

14.2	Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim, or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim (in the case of a Disability determination claim, the review period may be extended twice with each extension not exceeding thirty (30) days), and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be. If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

SECTION 15. FUNDING

15.1	Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

15.2

Financial Vehicles. The Company may, in its sole discretion, acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the Plan. Furthermore, the Company may create a grantor trust to pay its obligations hereunder (a so-called “rabbi trust”), the assets of which shall be, for all purposes, the assets of the Company. Such policies, annuities or other acquired assets, shall at all times be and remain unrestricted general property and assets of the Company or property of the trust established pursuant to this Plan. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such policies, annuities or other acquired assets. In the event that a trust is established under this section, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or Beneficiary made by the trust shall satisfy the Company’s obligation to make such payment to such person.

SECTION 16. AMENDMENT AND TERMINATION

The Company reserves the right, by action of its Board in its sole discretion, to retroactively or prospectively amend, modify or terminate this Plan at any time. If the Company terminates the Plan, no liquidation and payment of benefits shall occur as a result of the termination; provided, however, that the Company may, in its discretion, provide by amendment to the Plan for the liquidation and termination of the Plan where:

(a)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and Affiliates;

(b)	the Plan and all arrangements required to be aggregated with the Plan under Section 409A of the Code are terminated and liquidated;

(c)	no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(d)	all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)	the Company and its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A of the Code, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

Notwithstanding the above, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(x)	the calendar year in which the termination and liquidation occurs;

(y)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(z)	the first calendar year in which the payment is administratively practicable.

Notwithstanding the above, the Company may, in its discretion and pursuant to irrevocable action, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that the Plan and all arrangements required to be aggregated with the Plan under Section 409A of the Code are terminated and liquidated with respect to each Participant who experiences the Change in Control, and provided that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and all aggregated arrangements within twelve (12) months of the irrevocable amendment.

SECTION 17. NO ASSIGNMENT

Except as may be provided in Section 13, Participant’s right to the amount credited to his or her account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors or other obligors of the Participant or the Participant’s Beneficiary.

SECTION 18. TERMINATION FOR CAUSE

If the Participant’s relationship with the Company and all Affiliates is terminated for cause, no benefits (other than those attributable to the Participant’s deferrals pursuant to Section 4) shall be due or payable under the terms of the Plan, and such Participant’s Account(s) (less such Participant’s interest in the Account(s) attributable to such deferrals) shall be forfeited. For purposes of this Section, “cause” shall mean (i) conviction of robbery, bribery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the Participant’s duty of loyalty to the Company, any acts of omission in the performance of his company duties not in good faith or which involved intentional misconduct or a knowing violation of law, or any transaction in the performance of his company duties from which the Participant derived an improper personal benefit.

SECTION 19. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her Beneficiaries, heirs, legal representatives and assigns.

SECTION 20. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company,

or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 21. INDEMNIFICATION AGAINST THIRD PARTY CLAIMS

Each Participant, by executing an election form and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Company harmless from and against any damages, losses and expenses (including, without limitation, litigation costs incurred by the Company in connection with the administration of the Plan) arising from third-party claims and/or disputes involving such Participant’s Plan interest (including, without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

SECTION 22. HOLD HARMLESS OF CORPORATE AGENTS

The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan so long as taken in good faith.

SECTION 23. TAXES; NO GUARANTEE OF TAX CONSEQUENCES

The Company shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder which such Company believes are necessary, appropriate, or required by relevant law, regulation or ruling. The Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or beneficiary thereof, or any personal representative or attorney-in-fact of any such Participant or beneficiary.

SECTION 24. NOTICE

Any notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing (in paper or electronic form), and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

SECTION 25. FACILITY OF PAYMENT

If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Administrator, the Company and Plan from further liability on account thereof.

SECTION 26. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Section 409A of the Code and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of Ohio, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this amended and restated Plan to be executed as of the 23rd day of June, 2010.

CHART INDUSTRIES, INC.

By:	/s/ Mark H. Ludwig
Authorized Officer